Exhibit 99.1

News Release	3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

Contacts:

Brian J. Clark, Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Third Quarter FY 2007 Financial Results

Highlights:

•                  Revenue up 48% to a record $102.0 million;

•                  Bookings total $213 million;

•                  Contract backlog up 12% sequentially, 83% year-over-year, to a record $1.1 billion;

•                  Diluted EPS of $0.06 includes IPO-related deferred comp amortization;

•                  Company raises guidance on Q4, FY 2007 revenues.

ARLINGTON, VA — February 5, 2007 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced record revenues for its third quarter of fiscal year 2007 (FY’07) ended December 31, 2006.

Year-over-year revenue growth for the third quarter was generated by its acquisition of Morgan Research Corp. in February 2006 and wins of new and recompeted contracts as well as the buildup of existing contracts in several of Stanley’s core business areas. These included mission-essential enterprise integration and operational logistics IT services for Department of Defense customers, especially the U.S. Army and Marine Corps; various support services for the U.S. Department of State’s Bureau of Consular Affairs’ 16 domestic Passport Centers; and ongoing logistics support for the Army’s equipment reset effort in the U.S. and abroad.

Third Quarter FY’07 Results:

Revenue for the third quarter of FY’07 was $102.0 million, an increase of 48 percent over third quarter FY’06 revenue of $68.9 million. Organic revenue growth was 18 percent(1). EBITDA(2) was $8.8 million for the quarter, an increase of 39 percent over EBITDA of $6.3 million in the year-ago quarter. EBITDA margin for the third quarter of FY’07 was 8.6 percent compared with 9.2 percent a year earlier. The company achieved the high-end of its EBITDA margin guidance for the third quarter of FY’07.  Operating income was $3.1 million, down from $5.4 million in the same quarter of last fiscal year.  Operating margin was 3.0% versus 7.8% in the third quarter of fiscal 2006. Operating margin declined year-over-year primarily as a result of $4.2 million of acceleration of the amortization of deferred compensation related to the company’s initial public offering, which was completed on October 23, 2006. Other factors contributing to the year-over-year decline in operating margin include the amortization of purchased intangibles related to the acquisition of Morgan, FAS 123(R)

(1)             Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Please see the reconciliation table at the end of this release.

(2)             EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Please refer to the table at the end of this release that reconciles GAAP Net Income to EBITDA.

stock option expense that had not been incurred in the year-ago quarter and, to a lesser extent, depreciation and amortization costs associated with the company’s new headquarters facility.

Net income for the quarter was $1.3 million versus $3.0 million a year ago. The decline in net income year-over-year is attributable to a $0.6 million increase in interest expense as well as the factors affecting operating income, principally the acceleration of the amortization of deferred compensation mentioned above. Diluted earnings per share for the third quarter of FY’07 were $0.06 compared with diluted earnings per share of $0.19 for the third quarter of FY’06. Diluted earnings per share for the third quarter of FY’07 were within management’s previous guidance.

Contract backlog at December 31, 2006 was $1.1 billion, an increase of 12 percent over second quarter FY’07 contract backlog and up 83 percent over contract backlog at December 31, 2005. Bookings(3) for third quarter of FY’07 were $213 million.

Third Quarter FY’07 Operational Highlights:

•                  Bookings totaled $213 million;

•                  Among the new business awards in the third quarter of fiscal year 2007:

•                  the Field and Installation Readiness Support Team (FIRST) contract by the Department of the Army, Southern Region Contracting Command — East. FIRST is a multiple award, indefinite delivery, indefinite quantity (ID/IQ) contract to provide logistics support to the U.S. Army with a program ceiling of $9 billion for the initial five-year base period;

•                  10-year contract with an initial value of $164 million with the U.S. Department of State to conduct U.S. passport book personalization services in up to two contractor-supplied and operated turnkey facilities.

•                  Stanley won all of its recompeted contracts in the third quarter of fiscal year 2007.

“I’m gratified by Stanley’s strong top-line performance for the December quarter,” stated Phil Nolan, Stanley’s chairman, president and CEO. “We believe Stanley is aligned with those areas of federal spending that show the greatest potential for near-term growth. We will continue to focus on winning recompetes, bidding and securing new contracts, and providing full life-cycle support to our federal government customers’ mission-essential programs.”

Nine-Month FY’07 Results:

For the first nine months ended December 31, 2006, revenue increased 46 percent to $292.8 million compared with $200.6 million for the same period in FY’06. Organic revenue growth for the first nine months of FY’07 was 16 percent. EBITDA for the nine-month period ended December 31, 2006 increased 46 percent to $25.0 million compared with $17.2 million for the first nine months of FY’06.  EBITDA margin for the nine months of FY’07 was 8.6 percent, unchanged from the same period a year earlier. Operating income for the first nine months of FY’07 was $16.0 million, an increase of 8 percent over operating income of $14.8 million reported a year earlier. Operating margin for the first nine months of FY’07 was 5.5 percent compared with 7.4 percent in the first nine months of FY’06.  Operating margin declined year-over-year primarily as a result of $4.2 million of acceleration of the amortization of deferred compensation related to the company’s IPO. Other factors contributing to the year-over-year decline in operating margin include the amortization of purchased intangibles related to the acquisition of Morgan, FAS 123(R) stock option expense that had not been incurred in the year-ago period and, to a lesser extent, depreciation and amortization costs associated with the company’s new headquarters facility.

Net income for the first nine months of FY’07 was $6.2 million compared with net income for the same period last year of $8.2 million. The primary reason for the decline in nine-month net income was higher interest expense associated with debt financing the company undertook in the fourth quarter of FY’06 to complete the acquisition of Morgan, a non-cash loss on interest rate swap agreements associated with the debt financing, and the factors affecting operating income, principally the acceleration of the amortization of deferred compensation mentioned above. Diluted earnings per share for the first nine months of FY’07 were $0.34 compared with diluted earnings per share of $0.51 for the first nine months of FY’06.

(3)             Bookings are defined as estimated revenue to be generated over the life of new contracts or contract modifications awarded in the period.

Cash flow from operations for the nine months ended December 31, 2006 was $15.6 million.  Days Sales Outstanding (DSO) was 75 days for the third quarter FY’07.

On October 23, 2006, as previously announced, the company paid down $61.5 million of long-term debt with proceeds from the offering.

Outlook:

Based on the company’s current backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for the fiscal year 2007 fourth quarter and full year. The table below represents management’s current expectations about future financial performance, based on information available at this time.

	Fiscal Q4 2007 Ending March 31, 2007	Fiscal Year 2007 Ending March 31, 2007
Revenue	$101 - $106 million	$394 - $399 million
EBITDA Margin	8.7 - 8.9%	8.5 - 8.7%
Diluted EPS	$0.17 - $0.18	$0.52 - $0.53
Diluted projected share count	23.2 million	19.5 million

Earnings guidance for 2007 includes the effect of stock option expense in accordance with FAS 123(R).

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EST to discuss fiscal third quarter 2007 results. To obtain the dial-in number, please contact Joelle Pozza at (703) 310-3218. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, http://www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley

Stanley (NYSE: SXE - News) is a provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, VA, the company has more than 2,300 employees at over 100 locations in the U.S. and worldwide. In 2007, Stanley was recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For.” Please visit www.stanleyassociates.com for more information.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the other factors discussed in the documents we file from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of February 5, 2007. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2006	2005	2006
Revenue	$68,936	$102,023	$200,622	$292,769
Operating costs and expenses:
Cost of revenues	59,580	88,838	174,162	254,125
Selling, general and administrative	3,018	4,388	9,246	13,600
Amortization of deferred compensation	232	4,361	572	4,964
Depreciation and amortization	724	1,353	1,839	4,047
Total operating costs & expenses	63,554	98,940	185,819	276,736
Operating income	5,382	3,083	14,803	16,033
Other income (expense):
Other income (expense)	29	95	29	(450)
Interest expense — net	(467)	(1,040)	(1,166)	(5,219)
Total other expenses	(438)	(945)	(1,137)	(5,669)
Income before taxes	4,944	2,138	13,666	10,364
Provision for income taxes	(1,987)	(878)	(5,435)	(4,198)
Net income	$2,957	$1,260	$8,231	$6,166

Earning per share:
Basic	$0.21	$0.06	$0.58	$0.38
Diluted	$0.19	$0.06	$0.51	$0.34
Weighted average shares:
Basic	14,007	19,637	14,227	16,238
Diluted	15,767	21,676	16,177	18,216

Condensed Balance Sheets
(in thousands)

	As of	As of
	March 31, 2006	December 31, 2006
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$—	$13,621
Accounts receivable — net	81,732	89,698
Prepaid and other current assets	2,196	5,556
Total current assets	83,928	108,875
Total Assets	$199,903	$219,747

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$10,409	$—
Current portion of long-term debt	1,000	1,000
Long-term debt — net of current portion	99,000	37,000
Total liabilities	157,514	91,462
Total stockholders’ equity	42,389	128,285
Total liabilities and stockholders’ equity	$199,903	$219,747

STANLEY, INC. AND SUBSIDIARIES

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2005	2006	2005	2006

Net income	$2,957	$1,260	$8,231	$6,166
Provision for income taxes	1,987	878	5,435	4,198
Interest expense - net	467	1,040	1,166	5,219
Other expense	(29)	(95)	(29)	450
Depreciation and amortization	724	1,353	1,839	4,047
Amortization of deferred compensation	232	4,361	572	4,964
EBITDA	$6,338	$8,797	$17,214	$25,044

Revenue	$68,936	$102,023	$200,622	$292,769

EBITDA Margin	9.2%	8.6%	8.6%	8.6%

Organic Growth Reconciliation

(unaudited)

(in thousands)

	Three Months Ended
	December 31,
	2005	2006	% Growth
Total revenue, as reported	68,936	102,023	48%
Plus: Revenue from acquired companies for the comparable prior year period	17,671	—

Organic Revenue	86,607	102,023	18%

	Three Months Ended
	December 31,
	2005	2006	% Growth

Total revenue, as reported	200,622	292,769	46%
Plus: Revenue from acquired companies for the comparable prior year period	51,120	—

Organic Revenue	251,742	292,769	16%

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